Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen's Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

21 April 2020

052629.0001

TIAN RUIXIANG Holdings Ltd

21A Jingyuan Art Center

3 Guangqu Road

Chaoyang District

Beijing 100124

People’s Republic of China

Dear Sir or Madam

TIAN RUIXIANG Holdings Ltd (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto and the prospectus forming part of the registration statement, filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (the Registration Statement), relating to the issuance and offering by the Company of (i) certain Class A ordinary shares, par value US$0.001 per share, which shall include all shares to be granted to the underwriters under the over-allotment option, if any (collectively, the IPO Shares), (ii) underwriter warrants to purchase certain Class A ordinary shares, par value US$0.001 per share substantially in the form to be filed as an exhibit to the Registration Statement, and (iii) certain Class A ordinary shares, par value US$0.0001 per share issuable upon exercise of such Warrants pursuant to the underwriting agreement to be entered into between the Company and Network 1 Financial Securities, Inc. (the Warrant Shares, and together with the IPO Shares, the Shares).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

{HTFL00079311; 1} Resident Partners: M Chu | JP Engwirda

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R Ng | ME Parrott | ATC Ridgers | N Roberts | PJ Sephton | Y Xu

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Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the A&R M&A (as defined in Schedule 1),

(a)	the authorized share capital of the Company, upon its coming into effect, will be US$50,000 divided into 50,000,000 shares, comprising (i) 47,500,000 Class A Ordinary Shares, par value of $0.001 per share, and (ii) 2,500,000 Class B Ordinary Shares, par value of $0.001 per share; and

(b)	the Company is authorized to issue up to 47,500,000 Class A Ordinary Shares, par value of $0.001 per share.

3	Valid Issuance of Shares.

(a)	The issue and allotment of the Shares as contemplated by the Registration Statement have been duly authorised and, when allotted, issued and fully paid for in accordance with the Registration Statement, and when name of the shareholder is entered in the register of members of the Company, the Shares will be validly issued, allotted and fully paid and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

(b)	Subject to the satisfaction of any conditions or requirements set forth in the Underwriting Agreement, when the Warrant Shares are issued upon the Exercise (as defined in Schedule 2) of the Warrants in accordance with the A&R M&A and the Warrants and entered as fully paid on the register of members of the Company, the Warrant Shares will be validly allotted and issued, fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of such shares.

4	Cayman Islands Law – Taxation. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

5	Authorisation and Approvals. No authorisations, consents, orders, permissions or approvals are required from any governmental, regulatory or judicial authority or agency in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental, regulatory or judicial authority is required in connection with:

(a)	the execution and delivery of the Underwriting Agreement;

(b)	the exercise of any of the Company’s rights under the Underwriting Agreement; or

(c)	the performance of any of the Company’s obligations under the Underwriting Agreement.

6	Court Search. Based solely on our inspection of the Register of Writs and Other Originating Process in the Grand Court of the Cayman Islands (the Court Register) on 9 April 2020 from the date of incorporation of the Company (the Court Search), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (the Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

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This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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Schedule 1

List of Documents and Records Examined

1	The certificate of incorporation of the Company dated 5 March 2019;

2	The memorandum and articles of association of the Company filed on 5 March 2019;

3	The amended and restated memorandum and articles of association of the company as adopted by a special resolution passed on 21 April 2020 and effective immediately upon the completion of the initial public offering of the Shares (the A&R M&A);

4	The register of directors of the Company provided to us on 28 June 2019 and the register of members of the Company provided to us on 28 June 2019 and 15 April 2020 respectively;

Copies of 1-4 above have been provided to us by its registered office in the Cayman Islands (together the Corporate Documents).

5	A copy of executed written resolutions of the sole director of the Company dated 21 April 2020 and a copy of executed written resolutions of the members of the Company dated 21 April 2020 (the Resolutions);

6	A certificate of good standing dated 8 April 2020 in respect of the Company, issued by the Registrar of Companies in the Cayman Islands (the Certificate of Good Standing);

7	The Registration Statement;

8	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman from the incorporation date of the Company to 9 April 2020;

9	A draft underwriting agreement to be entered into between the Company and Network 1 Financial Securities, Inc. (the Underwriting Agreement); and

10	A draft underwriter’s warrant for the purchase of certain Class A ordinary shares to be entered by the Company (the Warrants, together with the Underwriting Agreement, collectively referred as the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

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Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of the State of New York by which law they are expressed to be governed; (iii) all formalities required under the laws of the State of New York and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver each Transaction Document in the form of the drafts provided to us for review.

3	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

5	Conversion. The conversion of any shares in the capital of the Company will be effected via legally available means under Cayman law.

6	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

7	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of the sole director of the Company in respect of the director resolutions, or by or on behalf of each shareholder in respect of the shareholder resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

8	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

9	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

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10	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us for the period from the date of incorporation of the Company to 9 April 2020 at the Clerk of Courts Office, George Town, Grand Cayman on 9 April 2020, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

11	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2019 Revision) and the Terrorism Law (2018 Revision), respectively).

12	Exercise. At the time of the exercise of the Warrants in accordance with the A&R M&A (the Exercise):

(a)	the Companies Law will not have changed in such a way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Warrant Shares, in each case to effect the Exercise in accordance with the A&R M&A and the Companies Law;

(c)	the Company will be able to pay its debts as they fall due in the ordinary course of business immediately following the Exercise;

(d)	the Company will have shares in issue immediately prior to the Exercise other than the Warrant Shares to be issued;

(e)	all the considerations will have been fully paid and without obligation of the holder to make further payment to the Company in respect of the issuance of the Warrant Shares;

(f)	the Company will not have been struck off or placed in liquidation;

(g)	the issue price for the Warrant Shares to be issued on the Exercise will not be less than the par value of such Warrant Shares; and

(h)	the provisions of the A&R M&A relating to the Exercise will not have been altered, amended and restated.

13	Constitutional Documents. The A&R M&A remain in full force and effect and are otherwise unamended.

14	Issuance of Shares. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares.

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Schedule 3

Qualifications

1	We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement and the Transaction Documents.

2	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The Company shall be deemed to be in good standing under section 200A of the Companies Law (as Revised) of the Cayman Islands (the Companies Law) on the date of issue of the certificate if all fees and penalties under the Companies Law have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Law.

4	The Court Register is prepared manually and through inadvertent errors or delays in updating may not constitute a complete record of all proceedings and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

5	We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Law (2020 Revision).

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